                                                                  EXHIBIT 10.10


                            PRODUCT SUPPLY AGREEMENT


         This Agreement, dated as of December 7, 1999, is by and among CTI, Inc. a Tennessee corporation with its principal offices 810 Innovation Drive, Knoxville, TN 37932 ("CTI", which term shall include all of CTI's subsidiaries and affiliates, whether now existing or hereafter formed or acquired, including but not limited to P.E.T. Net Pharmaceutical Services, Inc. ("PETNET")); PETNET; and Cambridge Isotope Laboratories, Inc. ("CIL"), a Delaware corporation with its principal offices at 50 Frontage Road, Andover, Massachusetts 01810 (collectively, the "Parties").

                                   WITNESSETH:

         WHEREAS, CTI is in the business of developing, manufacturing and distributing positron imaging instrumentation and radiopharmaceuticals and related services for the healthcare industry, which require enriched 0-18 water (the "Product", which term, unless the context requires otherwise, shall include New Product and Recovery Water, as each is defined herein) to perform their function; and

         WHEREAS, CTI wishes to assure an adequate supply of the Product manufactured to certain specifications; and

         WHEREAS, CIL is willing, on the terms and conditions of this Agreement, to manufacture, package and supply to CTI certain quantities of the Product which meets certain specifications; and

         WHEREAS, CTI is willing, on the terms and conditions of this Agreement, to purchase such quantities of the Product from CIL; and

         NOW, THEREFORE, CTI, PETNET and CIL hereby agree as follows:

         1. Term of Agreement. The term of this Agreement shall begin as of the date it is signed and shall remain in effect through December 31, 2002
(the "Initial Term"), subject to termination or expiration in accordance with
Section 15.

         2. Manufacture, Sale and Purchase of Products. The Product shall include Product that meets the specifications of Exhibit A and which is newly manufactured by CIL ("New Product") and Product that meets the specifications of Exhibit A and which is produced by CIL from Used Product (as defined below) originally purchased from CIL and returned to CIL after use in Positron Emission Tomography as described in Section 2.2 ("Recovery Water").

         2.1 Minimum Purchases of New Product. CIL shall manufacture and deliver to CTI, and CTI shall purchase, accept and pay for, (a) * kg (* kilograms) of New Product during the period from October 1, 1999 through December 31, 2000;
(b) * kg (* kilograms) of New Product during the year ending December 31, 2001; and (c) * kg (* kilograms) of New Product during the year ending December 31, 2002. Unless agreed to in purchase orders placed by CTI and accepted by CIL, CIL shall ship New Product to CTI on approximately a monthly basis such that 25% (twenty-five percent) of the annual quantity described above would be shipped to CTI during each calendar quarter on or before the last day of each calendar quarter commencing with the quarter ending December 31, 2000.

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

         2.2 Purchase Guarantee.

         (a) In addition to the minimum purchase requirements set forth in
Section 2.1 hereof, CTI agrees to purchase, in each calendar year during the Initial Term and any Renewal Term, not less than * of its New Product requirements from CIL. With respect to purchases of New Product in excess of the amounts described in Section 2.1 hereof, CTI shall submit purchase orders to CIL specifying the quantity of New Product CTI wishes to purchase and the delivery date thereof. CIL shall, in writing, accept or reject such purchase order within ten (10) days of its receipt of such order. If CIL does not accept such Purchase Order, CTI shall be free to purchase the amounts set forth therein from a to such third party on delivery terms no more favorable to such third party than those set forth in the Purchase Order submitted to CIL. CTI will provide CIL a statement, signed by the Chief Financial Officer of CTI, no later than January 31 of each year certifying that CTI has purchased no less than * of New Product purchased by CTI from all sources during the preceding calendar year from CIL. CIL has the right to audit the books and records of CTI directly related to its purchase of New Product from all sources to verify the certification.

         (b) During this Agreement, on or before January 31 of each calendar year, CIL shall give written notice to CTI, signed by the Chief Financial Officer of CIL, of CIL's good faith estimate of its production capacity for New Product from its Xenia, Ohio manufacturing facility existing on the date of this Agreement (the "Estimated Annual Capacity"). Unless mutually agreed upon by the parties, future expansion of this facility, if any, shall not be considered in the preparation of such estimate. CTI shall have the option to purchase * of the Estimated Annual Capacity set forth in such notice to the extent that such amount exceeds the minimum purchase requirements set forth in Section 2.1 hereof. In order to exercise this option, CTI must place a written purchase order for such amount on or before April 30 of the applicable calendar year. CIL shall deliver such order on or before December 31 of such year.

         2.3 Recovery Water.

         (a) In addition to manufacturing and selling New Product to CTI, CIL shall produce Recovery Water, which involves the re-enrichment of Used Product to meet the specifications set forth in Exhibit A annexed herein. "Used Product" is water that has been depleted in 0-18 levels below 95% enrichment. Used Product may have elevated levels of minerals and organics relative to New Product weight.

         (b) CTI agrees to use its blest efforts to return all of its Used Product originally purchased from CIL to CIL for reprocessing into Recovery Water hereunder, at no cost to CIL, commencing upon CIL's written notice to CTI that it is prepared to begin reprocessing Used Product. CTI agreed that the enrichment of Used Product returned to CIL will normally be 85% of 0-18 or higher, but in no case will be less than 80% 0-18. CTI agrees that the Used Product will not contain radioactive substances at levels that would require CIL to obtain a license for shipping or handling as radioactive material.

         (c) CTI acknowledges that CIL is not currently producing Recovery Water; that shipments of Recovery Water are not expected to be available for shipment to CTI until approximately nine months following the delivery of Used Product to CIL by CTI; and that the quantity of Recovery Water to be produced by CIL for sale to CTI pursuant to this Agreement.

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

will depend, in part, upon the quantity and enrichment of the Used Product received by CIL from CTI.

         (d) CTI agrees to accept delivery, purchase and pay for all Recovery Water produced by CIL using the Used Product returned to CIL by CTI pursuant to
Section 2.3(b) hereof.

         2.4 Price.

         (a) The price of the Product per one gram shall be $*. All prices are F.O.B. CIL's facilities in Andover, Massachusetts or Xenia, Ohio, and CTI shall pay all freight, insurance and taxes with respect to the sale and purchase of the Product.

         (b) CTI shall be entitled to a credit of $* per gram for each gram of 0-18 water contained in the Used Product returned to CIL by CTI pursuant to
Section 2.3(b) hereof. By way of example only, if CTI returns * of Used Product with an enrichment of 80% to CIL, this amount would equal * of 0-18 water, and CTI would be entitled to a credit of $*. Due to the length of time necessary to produce Recovery Water from Used Product and in consideration of CIL's efforts to produce such Recovery Water, any credit earned by CTI pursuant to this
Section 2.4(b) for Used Product returned to CIL from the date of this Agreement through December 31, 2000 may be applied to CTI only against invoices for Product which is shipped to CTI on or after January 1, 2001.

         2.5 Title and Risk of Loss. Title shall pass from CIL to CTI upon delivery from CIL to a common carrier at CIL's facilities in Andover, Massachusetts or Xenia, Ohio. Any risk arising from the loss or destruction of the Product or any change in the quality of the Product or any other occurrence with respect to the Product at the time of or prior to the delivery of the Product to such carrier shall be borne by CIL, except where the occurrence is due to a cause for which CTI is liable, and any such risk from any occurrence after the delivery of the Product to such carrier by CIL shall be borne by CTI, except where the occurrence is due to a cause for which CIL is liable.

         2.6 Specifications. The Product shall meet the specifications set forth on and be packaged in accordance with Exhibit A annexed hereto.

         2.7 Ownership of Names and Marks. Each Party acknowledges validity and exclusive ownership and right to use, to grant permission to use and to control its respective name and neither Party will acquire any right of any nature in or to the other Party's name.

         3. Guarantee. CTI hereby agrees to unconditionally guaranty the obligations and duties of CTI and each other subsidiary or affiliate of CTI that purchases Product from CIL pursuant to this Agreement. CTI acknowledges and agrees CTI will receive a substantial benefit from CIL's entering into this Agreement, and that it is willing and authorized to enter into this guarantee in order to induce CIL to enter into this Agreement.

         4. Terms of Payment. CIL's invoices for Products shall become due and payable thirty (30) days after delivery, subject to adjustment for defective or non-conforming Product in accordance with Section 6.

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

         5. Warranty of CIL.

         (a) CIL warranties that it will perform all of its obligations under this Agreement in accordance with this Agreement and with all applicable laws and regulations relating to CIL's manufacture, sale, labeling, advertising, and distribution of the Product.

         (b) CIL warrants that all the Product provided to CTI will, on the date of shipment and for 90 days thereafter, meet the specifications identified in Exhibit A to this Agreement and will comply with all applicable laws and regulations. During the 90 days after delivery, CTI agrees to store all Product in a secure, controlled environment free from excess heat, humidity or physical shock.

         (c) THE WARRANTIES SET FORTH IN THIS SECTION 5 ARE EXCLUSIVE AND ARE GIVEN IN LIEU OF ANY AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE. CIL SPECIFICALLY DISCLAIMS ANY OTHER INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES OR MERCHANTABILITY AND/OR FITNESS FOR A PARTICULAR PURPOSE. EXCEPT AS SET FORTH IN SECTION 12 HEREOF, CTI'S SOLE REMEDY FOR CIL'S BREACH OF THESE WARRANTIES SHALL BE FOR MONEY DAMAGES WHICH SHALL IN NO EVENT EXCEED THE PRICE FOR THE LOT OF PRODUCTS AS TO WHICH THE BEACH IS CLAIMED.

         (d) IN NO EVENT CIL SHALL BE LIABLE FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY NATURE, INCLUDING WITHOUT LIMITATION, LOST PROFITS, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         6. Defective or Nonconforming Products. If the Product provided by CIL meets the specifications as defined in Exhibit A, it will be accepted and paid for as described in Section 4. If CTI finds that any Product specifications are not met, then CTI shall promptly notify CIL of the problem and provide CIL with its test data and results. CTI agrees to provide CIL written notification of any nonconformity within 90 days of receipt of the Product. In the event CIL has not received a notice from CTI within 90 days of CTI's receipt of the Product, the Product shall be deemed to be accepted by CTI. CIL will, at its own cost, promptly retest the batch of Product which is claimed by CTI to be nonconforming, as appropriate, and supply its test results to CTI. If this re-test shows that the Product does not meet specifications, then CIL will replace that nonconforming Product, provided, however, that all nonconforming Product is returned to CIL at CIL's cost and expense in its origin containers.

         7. Warranty of CTI. CTI represents and warrants to CIL that all use of the Product in applications involving humans by CTI, and its affiliates, licensees and customers, shall comply in all respects with all applicable laws and regulations, and that such compliance is the sole responsibility of CTI or its affiliates to the extent that CTI has control over such use, and shall be at the sole expense of CTI. In no event shall CIL have any responsibility, or bear any expense in connection with such compliance.

         8. Inspection Rights. Upon reasonable prior notice during normal business hours, CTI shall have access to CIL's facilities in order to review, with respect to CIL's manufacture of the Product, CIL's adherence to quality standards, CGMP requirements, Product specifications applicable to the Product and applicable laws and regulations.

         9. Force Majeure. Each Party's obligations (other than payment obligations) under this Agreement and under any purchase order or invoice submitted by either Party to the other hereunder shall be excused and suspended during the existence of any event of force majeure, which shall consist of a strike, work stoppage or other labor dispute or a war, riot, fire, flood, storm or other Act of God beyond the control of such Party, or which may consist of a governmental or governmental agency order of general or geographic area-wide application that is not directed solely at such Party, but only to the extent that such event is responsible for such Party's non-performance of any such obligation. Neither Party shall be responsible or liable for any loss, damage, injury, cost or expense suffered, incurred or sustained by the other Party by reason of such nonperformance due to force-majeure, and provided that, in the event of either Party's nonperformance due to a strike, work stoppage, or labor dispute, such Party shall make its reasonable commercial efforts to recover or restore any loss production or other effect of such noncompliance.

         10. Mutual Representations. Each Party hereby represents and warrants to the other: that it has full corporate power and authority and is duly authorized under applicable law, its certificate of incorporation and its by-laws, to own its properties and to conduct its business as presently conducted and as herein contemplated, and to enter into and perform this Agreement in accordance with the terms hereof; and that neither such entering into nor such performance violates or will violate such certificate of incorporation or by-laws or any loan agreement, lease agreement, indenture or other instrument, or any federal, state or local law, regulation or ordinance applicable to such Party or by which it is bound.

         11. Government Proceedings. Each Party hereby warrants and represents that it knows of no pending or threatened governmental actions (judicial, regulatory or otherwise) that would or might prevent or materially interfere with its performance of this Agreement, and each Party hereby covenants and agrees promptly to notify the other in writing of the taking or threat of any such action.

         12. CIL Indemnity. CIL shall defend, indemnify and hold harmless CTI, its officers, directors, employees, agents, subsidiaries, successors and assigns from and against any and all costs, expenses, damages, judgment, liabilities, cost and expenses (including reasonable attorney's fees) arising from a claim or lawsuit resulting from any breach by CIL of its warranties under Section 5(a) hereof, without regard to the limitations set forth in Section 5(c) hereof. CTI shall give CIL prompt written notice of such claim or lawsuit and shall permit CIL to undertake the defense thereof at CIL's expense. CTI shall cooperate in such defense, to the extent reasonably requested by CIL, at CIL's expense. If CIL accepts the defense, CTI shall have the right to participate in such defense, at its own expense, to the extent that in its judgment CTI may be prejudiced thereby. In any claim made or suit brought for which CTI seeks indemnification under this section, CTI shall not settle, offer to settle or admit liability or damages without the prior written consent of CIL, such consent not being unreasonably withheld.

         13. CTI Indemnity. CTI shall defend, indemnify and hold harmless CIL, its officers, directors, employees, agents, subsidiaries, successors and assigns from and against any and all costs, expenses, damages, judgments, liabilities, costs and expenses (including reasonable attorney's fees) arising from a claim or lawsuit resulting from 1) the testing, marketing, advertisement, sale or distribution of CTI's finished product or service in which the Product is used;
2) any contamination of or defect in the Product arising after shipment by CIL;
3) the use of CTI's finished products or services by any person; or 4) any breach by CTI of its warranties under Section 7. Notwithstanding the foregoing, CTI shall not be required to indemnify and hold harmless CIL for any liability arising, in whole or in part, out of CIL's breach of warranties for which CIL has assumed an indemnification obligation under Section 12 hereof. CIL shall give CTI prompt written notice of such claim or lawsuit and shall permit CTI to undertake the defense thereof at CTI's expense. CIL shall cooperate in such defense, to the extent reasonably requested by CTI, at CTI's expense. If CTI accepts the defense, CIL shall have the right to participate in such defense, at its own expense, to the extent that in its judgment CIL may be prejudiced thereby. In any claim made or suit brought from which CIL seeks indemnification under this section, CIL shall not settle, offer to settle or admit liability or damages without the prior written consent of CTI, such consent not being unreasonably withheld.

         14. No Agency Relationship. Nothing contained in this Agreement and no activity by either Party in the performance hereof shall constitute, create, or be deemed to constitute or create between either Party, or between or among either Party and any of its officers, directors, employees or agents, an agency or representative relationship or a partnership, joint venture or association, nor shall this Agreement or any activity by either Party hereunder create or be deemed to create any express or implied right, power or authority of either Party to enter into any agreement or commitment, or to incur any liability or obligation, on behalf of the other Party; it being understood and agreed that each Party is and shall remain an independent contractor with respect to the other.

         15. Expiration, Termination and Renewal. Except as otherwise specified in this Agreement, this Agreement shall expire at the end of its Initial Term. In addition, this Agreement is subject to termination by either Party, at its option, effective within the time period noted below after its delivery of written notice to the other Party upon the happening of the following event: The other Party breaches in any material respect any of its covenants, agreements, obligations, warranties or representations, hereunder and such breach remains unremedied for ninety (90) days after delivery of notice of such beach by the Party delivering notice of termination. If CIL is not then in breach of its obligations to deliver New Product in accordance with the provisions of Section
2.1 of this Agreement, then this Agreement will automatically renew for the three-year period beginning January 1, 2003 and ending December 31, 2005, (the "Renewal Term") on the same terms and conditions set forth herein, including but not limited to the provisions of Section 2.2. In January 2002, CTI and CIL will meet to set minimum purchase amounts for New Product under Section 2.1 and prices under Section 2.4 for the Renewal Term. The prices of New Product and Recovery Water during the Renewal Term will take into account the * market prices for New Product and Recovery Water over the period from July 1, 2001 through December 31, 2001, such market prices to be determined based on *
Section 2.4*. The parties agree that the price will in no event be less than * or greater than * of the prices during the Initial Term as set forth in Section
2.4. If the parties can not agree on a market price by March 31, 2002, then the price will be set by a third party arbitrator taking into account the factors described above, together with *.

         16. Continuation of Representations, Warranties and Indemnification. No expiration or termination of this Agreement by either Party shall terminate, cancel or otherwise affect the continued validity and enforceability without expiration, of each Party's duty to indemnify, defend and hold the other harmless under Section 12 and 13 and the confidentiality provisions under
Section 20.

         17. Successors and Assigns. Neither Party shall, without the prior written consent of the other, assign, transfer, subcontract or take any other action that shall constitute, give rise to or result in the assignment, transfer or subcontracting of any of its duties or obligations hereunder. This Agreement shall be binding upon and inure to the benefit of the permitted successors and assigns of each Party.

* Omitted information is the subject of a request for confidential treatment pursuant to Rule 406 under the Securities Act of 1933 and has been filed separately with the Securities and Exchange Commission.

         18. Notices. All notices and other communication hereunder shall be given by certified or registered United States mail, postage prepaid (provided that any such notice or communication may be transmitted by facsimile machine if the original thereof is placed in the United States mail on the same day as it is faxed), addressed as follows (or to such other address as either Party shall notify in writing to the other):

         If to CIL:

                                         Cambridge Isotope Laboratories, Inc.
                                         50 Frontage Road
                                         Andover, Massachusetts 01810
                                         Attention: Joel C. Bradley, President
                                         Telecopier No. (978) 749-2768;

                                                and

         If to CTI:

                                         CTI, Inc.
                                         810 Innovation Drive
                                         Knoxville, Tennessee 37932
                                         Attention:  Terry Douglass
                                         Telecopier No. (423) 218-3000

         If to PETNET:

                                         P.E.T.NET Pharmaceutical Services, Inc.
                                         810 Innovation Drive
                                         Knoxville, Tennessee 37932
                                         Attention:  Terry Douglass
                                         Telecopier No. (423) 218-3000

         19. Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning its subject matter, entirely superseding any prior agreements or understanding, oral or in writing, concerning such subject matter. It may be modified, supplemented or amended only by a written instrument signed by a duly authorized representative of each Party.

         20. Confidentiality. Neither Party shall, without the prior written consent of the other, disclose to any third Party the existence of any aspect of this Agreement except to the extent that such disclosure is required by law or to the extent that such disclosure to employees is necessary for the disclosing Party's performance hereof. CTI and CIL shall maintain in strict confidence any and all materials and information relating to the Product disclosed or provided by the other party and any and all confidential technical or business information relating to the other party which has been obtained in connection with performance of this Agreement, and shall not disclose any such materials or information to any third party without the other party's prior written consent, except where the disclosure is necessary for carrying out the purpose of this Agreement; provided, however, that the foregoing restrictions shall not apply with respect to any materials or information which;

         (a) can be proven to have been in that party's possession prior to its disclosure by the other party;

         (b) is in the public domain prior to its disclosure by the other party;

         (c) has become part of the public domain subsequent to its disclosure by the other party through no fault of the recipient party;

         (d) has been lawfully obtained from a third party having authority to disclose, without incurring the obligation of confidentiality; or

         (e) is required to be disclosed by applicable law.

In any case where either party hereto discloses any of the materials or information disclosed or provided by the other party to a third party with the consent of the other party or for the purpose of carrying out the purpose of this Agreement, the disclosing party shall cause the third party to accept the same confidentiality obligations as those of the disclosing party under this Agreement. CTI hereby agrees to be bound by the provisions of this Section 20 to the same extent as CTI.

         21. Headings. The section headings in this Agreement are only for convenience of reference and shall have no bearing on the meaning or construction of any provision of this Agreement.

         22. Additional Provisions Related to PETNET. For so long as (a) PETNET is a subsidiary or affiliate of CTI; and (b) CTI is not in breach of this Agreement, PETNET shall meet its contractual obligations hereunder by purchasing its requirements for Product from CTI, and shall not be required to purchase its requirements for Product directly from CIL. Upon the earlier of (a) PETNET ceasing to be a subsidiary or affiliate of CTI; or (b) CTI's breach of this Agreement (the earlier of such events being referred to as the commencement of the "PETNET Direct Purchase Period"), PETNET shall immediately purchase its requirements for Product directly from CIL in accordance with this Agreement, and otherwise comply with and fulfill all of the obligations applicable to CTI under this Agreement; provided, however, that in the event that the PETNET Direct Purchase Period commences because PETNET ceases to be a subsidiary or affiliate of CTI, so long as CTI continues during the PETNET Direct Purchase Period to fulfill its minimum purchase obligation under Section 2.1 hereof, PETNET shall not be required to make such minimum purchases. Nothing in this
Section 22 shall amend, modify or alter any of CTI's obligations under this Agreement, which shall continue unaffected by the commencement of the PETNET Direct Purchase Period and PETNET's obligations during such period.

         23. Dispute Resolution.

         23.1 Negotiation by Senior Executives. The parties shall attempt in good faith to resolve any dispute arising out of, or relating to this Agreement promptly by negotiation between senior executives who have authority to settle the controversy. Any party may give the other parties written notice of any dispute not resolved in the ordinary course of business. Within thirty (30) days after delivery of the notice, the executives designated by each party shall meet at a mutually acceptable time and place and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute. If the dispute has not been resolved within sixty (60) days after delivery of the notice, or if the parties fail to meet within thirty (30) days, any party may initiate subsequent proceedings as contemplated herein.

         23.2 Arbitration. In the event of any disputes involving the parties, or arising out of or relating to this Agreement, its execution, or performance hereunder, other than disputes based on third party pleading following a claim filed against either party by a third party (such as for product liability), shall be settled by final and binding arbitration before the American Arbitration Association (the "AAA") or its successor. Either party may submit the dispute for arbitration by filing a written demand therefor with the AAA and serving the demand therefore on the other party. All arbitration hereunder shall be governed by the expedited commercial arbitration rules of the AAA in effect at the time the arbitration is commences, as the same may be modified during the arbitration. The arbitrator shall determine whether a dispute is subject to arbitration and resolve matters relating to discovery. The arbitrator may grant injunctive relief, but in no event will an arbitrator be empowered to award punitive or exemplary damages. Any arbitration pursuant to this agreement shall be conducted by one (1) arbitrator selected by the parties, or, if the parties are unable to agree, by the AAA. The hearings in connection with any arbitration hereunder shall be conducted in Washington, D.C., at such time and place selected by the arbitrator. Any decision of the arbitrator shall be in writing and a copy thereof shall be delivered to each of the parties within thirty (30) days of the conclusion of the hearings. The judgment upon the award rendered in any such arbitration shall be final and binding upon the parties and may be entered and enforced in any court having jurisdiction.

         23.3 Injunctive Relief. If any of the covenants or agreements set forth in this Agreement are violated or threatened to be violated, any party acknowledges and agrees that such violation or threatened violation will cause irreparable injury to the non-defaulting party, that the remedy at law for such violation will be inadequate, and that the non-defaulting party shall be entitled to obtain an injunction or preliminary injunction prohibiting the continuance, occurrence or recurrence of such violation or threatened violation or an injunction requiring compliance with such covenants or agreements, in addition to (and not in limitation of) any other rights and remedies available to the non-defaulting party at law or equity. The commencement or obtaining an injunction shall not be deemed a waiver of its right to arbitration, damages or other relief. In the event any party is required to post a bond in connection with seeking or obtaining injunctive relief, then the parties agree that the amount of such bond shall be in the lowest amount required by applicable law.

         23.4 Forum. All actions brought by any party not submitted to arbitration, other than the enforcement of any arbitration award, shall be brought only in the federal courts located in Delaware, which shall have exclusive jurisdiction for all claims arising out of or relating to this Agreement or not arbitrated, other than enforcing an arbitration award. The parties consent to the exclusive jurisdiction of the federal courts in Delaware, and waive any right they may have to object to the jurisdiction of such courts.

         23.5 Waiver of Jury Trial. The parties irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them, to the fullest extent permitted by law.

         23.6 Attorney's Fees. The prevailing party in any arbitration, litigation or other proceeding arising out of or relating to this Agreement, its execution or its enforcement, shall recover its reasonable attorneys' fees and costs (including expert witness fees and costs, travel time and associated costs, copy costs, deposition costs, exhibit costs, fees and costs on appeal, fees and costs associated with execution on any judgment or order, special transcript costs, and the appointment of a special master or discovery referee), in addition to such other relief as may be awarded.

         23.7 Governing- Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without application of any conflict of laws principles.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized representatives as of the date first above written.

                                       CTI, INC.


                                       By: /s/ T. D. Douglass
                                           -------------------------------------
                                           [Name & Title]    President



                                       P.E.T. NET PHARMACEUTICALS, INC.


                                       By: /s/ T. D. Douglass
                                           -------------------------------------
                                                             President


                                       CAMBRIDGE ISOTOPE LABORATORIES, INC.


                                       By: /s/ Joel C. Bradley
                                           -------------------------------------
                                           Joel C. Bradley
                                           President

                                                                       EXHIBIT A


                             PRODUCT SPECIFICATIONS



o  0-18 Water:                      Greater than 95% isotopic enrichment,
                                    normalized with respect to hydrogen. Less than 2% O-17 water.

o  Conductivity:                    Less than 30 umho/cm

o  pH:                              6.0-7.0

o  Ionic Purity:                    Ca, Br, C, Cu less than 5 mg/L.-Mg, Fe, F
                                    (as fluoride), I, less than 1 mg/L. -Na, C1,
                                    K less 10 mg/L.

o  Appearance:                      Clear, colorless, free of visible
                                    particulate matter.

o  Bioburden:                       Less than 100 CFU/gram.

o  Pyrogen:                         Minimum per LAL test.

o  Vial:                            10 gm, type 1 borosilicate glass vial, grey
                                    butyl rubber stopper, aluminum crimp seal.

o  Label:                           Product name, weight in grams, isotopic
                                    enrichment, manufacturer's name and lot, manufacturer's product number, date of manufacture.

o  Certificate of Analysis by lot number.

o  Letter of Compliance to Product specifications.


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